Exhibit 3.1

UNITED STATES DISTRICT COURT
DISTRICT OF DELAWARE

:
KEYBANK NATIONAL ASSOCIATION,	:
:
Plaintiff,	:	C.A. No. 22-1134 (UNA)
:
v.	:
:
NYM HOLDING, INC., IFRESH, INC.,	:
NEW YORK MART 8 AVE., INC.,	:
NEW YORK MART EAST BROADWAY INC.,	:
NEW YORK SUPERMARKET EAST	:
BROADWAY INC., NEW YORK MART	:
GROUP INC., MING’S SUPERMARKET, INC.,	:
NEW YORK MART MOTT ST., INC., NEW	:
YORK MART ROOSEVELT, INC., NEW YORK	:
MART SUNRISE, INC., ZEN MKT QUINCY,	:
INC., STRONG AMERICA LIMITED,	:
IFRESH E. COLONIAL INC., IFRESH GLEN	:
COVE INC., IFRESH BELLAIRE, INC., NEW	:
YORK MART AVE U 2ND INC., NEW YORK	:
MART CT, INC., NEW YORK MART N.	:
MIAMI INC., and NYM MILFORD, LLC,	:
:
Defendants.	:
:

ORDER APPOINTING RECEIVER

AND NOW, on this 31st day of August, 2022, upon consideration of Plaintiff KeyBank National Association’s Emergency Motion for Entry of an Order (I) Appointing Receiver and (II) Granting Related Relief (the “Motion”)1 filed by KeyBank National Association (“KeyBank” or the “Plaintiff”) for the appointment of a receiver over all or substantially all of the assets of the above-captioned defendants (collectively, the “Defendants”; the Defendants excluding iFresh, Inc. (“iFresh”) are the “Receivership Defendants”); and after notice and an opportunity for a hearing; and upon consideration of the Defendants’ Statement with Respect to the Motion wherein Defendants state that they do not object to the relief sought in the Motion upon the terms and conditions set forth in this order; and the Court having found that the Court has jurisdiction over this matter pursuant to 28 U.S.C. § 1332(a); and venue being proper in this District pursuant to 28 U.S.C. § 1391(b)(1); and notice of the Motion and any hearing thereon having been sufficient under the circumstances; and it appearing that the legal and factual bases set forth in the Motion and at the hearing, if any, establish just cause for the relief requested in the Motion; and it further appearing that the relief requested by the Motion is proper and warranted under Federal Rule of Civil Procedure 66, 28 U.S.C. §§ 754, 959, 1692, 2001, 2002, and 2004, and applicable federal law; and after due deliberation thereon; and good cause appearing therefore;

[1]	Unless otherwise specified herein, all capitalized terms used but not otherwise defined herein have the same meaning given to them in the Complaint and/or the Motion.

IT IS HEREBY ORDERED, ADJUDGED, and DECREED that the Motion is GRANTED:

The receiver’s specific duties, rights, and obligations are set forth below.

1. Appointment of Receiver and Creation of Receivership.

(a) The receiver and the receivership, which this Court is appointing and creating, is subject to, and shall be administered according to, Federal Rule of Civil Procedure 66, 28 U.S.C. §§ 754, 959, 1692, 2001, 2002, and 2004, other applicable federal law, and this Order.

(b) Effective as of September 6, 2022 (the “Effective Date”), the Court hereby appoints Cynthia Romano, acting on behalf of CohnReznick LLP, as receiver (the “Receiver”) to take exclusive custody, control, and management of (collectively, the “Receivership Assets”): (i) all of the “Collateral” as such term is defined in that certain Pledge Agreement, dated February 27, 2017, made by iFresh in favor of KeyBank, as amended, restated, supplemented, or otherwise modified from time to time, which definition is included as Exhibit A attached hereto and incorporated herein by reference; (ii) all of the “Collateral” as such term is defined in that certain Pledge Agreement, dated December 23, 2016, made by NYMH in favor of KeyBank, as amended, restated, supplemented, or otherwise modified from time to time, which definition is included as Exhibit B attached hereto and incorporated herein by reference; (iii) all of the “Collateral” as such term is defined in that certain Security Agreement, dated December 23, 2016, made by the Defendants (other than iFresh and NYM Milford LLC (“NYM Milford”) in favor of KeyBank, as amended, restated, supplemented, or otherwise modified from time to time, which definition is included as Exhibit C attached hereto and incorporated herein by reference; and (iv) all of the “Premises” as such term is defined in that certain Open-End Mortgage Deed and Security Agreement, dated May 20, 2019, made by NYM Milford in favor of KeyBank, as amended, restated, supplemented, or otherwise modified from time to time, which definition is included as Exhibit D attached hereto and incorporated herein by reference. Effective as of the Effective Date, the Receiver shall have exclusive operational control of the businesses of the Receivership Defendants relating to the Receivership Assets (the “Receivership Businesses”) in accordance with the terms of this Order and until such time as provided by this Order (the “Receivership”).

(c) Notwithstanding the foregoing subparagraph (b) or anything to the contrary contained herein, the Receivership Assets shall not include (i) 100% of the stock of (x) E Compass, a shell company with no subsidiaries, or (y) I Fresh (BVI) Co, Ltd., a holding company with three (3) direct or indirect subsidiaries, Xiamen DL Medical Technology Co, Ltd., Hubei Rongentang Wine Co, Ltd., and Jiuxiang Blue Sky Technology (Beijing) Co, Ltd. (collectively and including such subsidiaries, the “Sister Companies”), in each case, owned by iFresh; (ii) the Sister Companies’ assets; (iii) any assets of iFresh that are not Receivership Assets; or (iv) any causes of action held by iFresh; and the Receivership shall not include any businesses of iFresh or the Sister Companies (collectively, the “Excluded Businesses”). The Receiver shall not (i) have any obligation to administer any assets that are not Receivership Assets; (ii) be deemed to take custody, control, and management of any assets that are not Receivership Assets; and (iii) have any obligation whatsoever to the shareholders of iFresh. To the extent the Receiver obtains books and records containing information related to both Receivership Businesses and Excluded Businesses, access and codes to software and other electronic systems used by both Receivership Businesses and Excluded Businesses, or other physical or electronic documents related to both Receivership Businesses and Excluded Businesses, or otherwise obtains information related to the Excluded Businesses (“Excluded Business Information”) during the course of the Receivership, the Receiver shall, absent further order of the Court, keep all information related to the Excluded Businesses strictly confidential and shall not share or otherwise disclose any Excluded Business Information with any third-party, other than third-parties retained pursuant to this Order and provided such third-parties agree to not share or otherwise disclose any Excluded Business Information, without seeking further order of this Court upon notice to iFresh. KeyBank and the Receiver acknowledge that Defendants are not in possession of all books and records, access and codes to software and other electronic systems, physical and electronic documents, and other information related to the Receivership Businesses and the Receivership Assets, as third-parties remain in exclusive possession of such books and records, access and codes to software and other electronic systems, physical and electronic documents, and other information. For informational purposes, an organizational chart of the Defendants and the Sister Companies is attached hereto, and incorporated herein by reference, as Exhibit E.

(d) The Receivership Assets hereby are placed in custodia legis and are subject to the exclusive jurisdiction of this Court.

(e) The Receiver is qualified to act as receiver in this case and shall have primary responsibility for this Receivership.

2. Authority of the Receiver. Subject to such restrictions as may be expressed in this Order, including in Paragraph 1(c), the Receiver is hereby granted all of the rights, duties, and responsibilities of a court-appointed receiver, and the Receiver specifically is authorized and empowered to assume complete and exclusive possession, custody, control, and management of the Receivership Assets, and exclusive operational control of the Receivership Businesses, and to do any act authorized under Federal Rule of Civil Procedure 66 and by law, including, without limitation, to:

(a) have and exercise all rights of Defendants to enter, possess, occupy, use, and control the Receivership Assets, including, without limitation, access and codes to software and other electronic systems used by the Receivership Defendants in their commercial operations of the Receivership Businesses and any real property or any leased portion of any real property currently occupied the Receivership Defendants and all other locations where Receivership Assets are located or may be found or Receivership Businesses operate and, with any necessary landlord approval, to change locks and secure the Receivership Assets as the Receiver deems necessary or appropriate under the circumstances, all without payment of rent or other compensation to the Defendants;

(b) receive a copy of all books and records of the Defendants relating to the Receivership Businesses and the Receivership Assets, and prepare and maintain complete books and records of relating to the Receivership Businesses and the Receivership Assets;

(c) care for, manage, operate, protect, preserve, and maintain, and limit access to, the Receivership Assets;

(d) take operational control of, and conduct, the Receivership Businesses, deal with administrative matters relating thereto, and deal with the creditors, debtors, agents, employees, and any other entities and persons having any relationship with the Receivership Defendants;

(e) provide for the management of the Receivership Assets and the Receivership Businesses;

(f) notify account debtors, lessees, and other obligors of the Receivership Defendants that all payments and other performance owed to the Receivership Defendants relating to the Receivership Businesses are to be made and rendered directly and exclusively to the Receiver, and, in the Receiver’s own name, amend, modify, supplement, renew, extend, enforce, accelerate, accept partial payments or performance on, make allowances and adjustments and issue credits with respect to, give approvals, waivers, and consents under, release, settle, compromise, sue for, collect or otherwise liquidate, and deal with such obligations;

(g) collect and endorse all checks, drafts, and other evidences of payment relating to the Receivership Assets and the Receivership Businesses;

(h) institute, prosecute and defend, compromise, adjust, intervene in, or become a party to such actions, claims (including, without limitation, insurance claims), or proceedings in the name of, and for and on behalf of, the Receivership Defendants, in state or federal courts (whether civil, criminal, administrative, or otherwise) as may in the Receiver’s opinion be necessary or proper for the prosecution, maintenance, preservation, and management of the Receivership Businesses or the Receivership Assets or the carrying out of the terms of this Order (including, without limitation, insurance claims), and likewise to prosecute, defend, compromise, or adjust or otherwise dispose of any and all actions or proceedings instituted by or against the Receivership Defendants or against the Receivership Assets where and to the extent that the Receiver determines, in its judgment, that such action is advisable or proper for the protection of the Receivership Businesses or the Receivership Assets, whether or not such action is brought in Delaware, another state or a foreign country; provided, however, that the Receiver shall have no right to institute, prosecute, defend, compromise, adjust, intervene in, or become a party to any action against KeyBank; provided further that, for the avoidance of doubt, the Receiver may institute any such actions or proceedings necessary to recover any Receivership Assets fraudulently transferred by or from any Defendant or avoid any otherwise avoidable transactions related to the Receivership Businesses;

(i) expend funds coming into the Receiver’s possession to purchase such goods and services as the Receiver deems necessary or appropriate for the management, operation, and sale of the Receivership Assets and the Receivership Businesses and for the preservation and maintenance of the Receivership Assets and the Receivership Businesses;

(j) expend funds coming into the Receiver’s possession to pay the reasonable and necessary costs, expenses, and expenditures of the Receivership, the management, operation, and sale of the Receivership Assets and the Receivership Businesses, and the preservation and maintenance of the Receivership Assets (i) incurred since the time of the Receiver’s appointment and (ii) incurred prior to the time of the Receiver’s appointment if payment of such pre-existing cost and expense is deemed necessary and appropriate by the Receiver; provided, however, that reasonable expenses and expenditures constituting any debts owed to persons or entities related to or affiliated with Defendants (including stockholders thereof) shall not be paid unless (1) KeyBank consents, which consent may not be unreasonably withheld, conditioned, delayed, or denied, or (2) the Court enters an order after notice and a hearing specifically approving and authorizing payment of the same in an amount certain;

(k) apply for, obtain, and pay any fees for any lawful license, permit, or other governmental approval related to the management, operation, and sale of the Receivership Assets and the Receivership Businesses, confirm the existence of and, to the extent permitted by law, exercise the privileges of any existing licenses, permits, or other governmental approvals related to the Receivership Assets and the Receivership Businesses, and do all things necessary or appropriate to protect and preserve such licenses, permits, and approvals;

(l) market, sell, assign, transfer, abandon, or otherwise dispose of any part or all of the Receivership Assets and the Receivership Businesses, provided that no Receivership Asset subject to a lien or security interest in favor of the Plaintiff shall be sold, assigned, transferred, abandoned, or otherwise disposed of without the prior written consent of the Plaintiff; such sale(s) to be free and clear of liens, claims, interests, and encumbrances (collectively, “Liens”), provided that all Liens that represent interests in property shall attach to the proceeds of such sale(s), in the order of their priority and with the same validity, force, and effect that they had against such Receivership Assets and their proceeds immediately prior to such sale(s);

(m) (i) take full and complete control of, use, and retain the Receivership Defendants’ existing deposit accounts, investment accounts, safe deposit boxes, statutory accounts, petty cash, or other accounts of any nature whatsoever in the name of the Receivership Defendants (collectively, the “Accounts”), with signing authority transferred to the Receiver and/or its delegates, and no other signatory retained, including, without limitation, the Accounts listed on Exhibit F attached hereto and incorporated herein by reference, and the Receiver shall work with the Defendants in good faith to confirm that all amounts in such accounts constitute Receivership Assets and identify any funds, if any, that do not constitute Receivership Assets; and (ii) demand, receive, recover, and obtain any Receivership Assets on deposit in any accounts of any nature whatsoever in the name of iFresh or the Sister Companies; provided, however, that iFresh and the Sister Companies shall have no obligation to turnover property that they reasonably believe are not Receivership Assets; provided further that, notwithstanding the foregoing, the Receiver and/or KeyBank may seek an order of this Court, including on an expedited basis provided the Receiver and/or KeyBank makes a showing exigent circumstances, compelling iFresh and/or the Sister Companies to turnover any property that the Receiver and/or KeyBank believes are Receivership Assets, and iFresh and the Sister Companies have agreed to the adjudication of such a request on an expedited basis; provided further that the Receiver and KeyBank acknowledge that iFresh is presently unable to confirm the accuracy of Exhibit F or that such Accounts are used in connection with the Receivership Businesses and, therefore, the Receiver shall provide to iFresh information related to such Accounts that comes into the actual possession of the Receiver in order to allow iFresh to make such confirmation, and iFresh reserves and preserves the right to request that Accounts listed on Exhibit F be removed from such exhibit in the event of such inaccuracy or that they are not used in connection with the Receivership Businesses, and the Receiver and KeyBank will work with iFresh in good faith to address such request, and iFresh shall have the right to seek an order of this Court, including on an expedited basis provided that iFresh makes a showing exigent circumstances, removing any such Accounts from Exhibit F.

(n) use the Receivership Defendants’ business forms customarily used by the Receivership Businesses in accordance with its duties under this Order;

(o) engage neutral third-party attorneys, brokers, appraisers, consultants, and other professionals, which may include for the avoidance of doubt, CohnReznick LLP, to assist the Receiver in the performance of its rights, duties, responsibilities, and powers;

(p) employ or continue utilizing the service of any employees, independent contractors, agents, vendors, or other persons or entities retained by the Receivership Defendants (all of whom shall be subject to the Receiver’s oversight and authority and shall be answerable to the Receiver) to conduct the day-to-day operations of the Receivership Businesses; provided that, as an incident to this authority, the Receiver may hire or terminate personnel, vendors, or independent contractors, and adjust the salaries or compensation of personnel, vendors, or independent contractors, including independent servicers; provided further that the Receiver is authorized, but not directed to, pay and honor legitimate obligations to the Receivership Defendants’ employees incurred as of the Effective Date, so long as there are sufficient funds available to pay them, including, without limitation: (1) unpaid compensation; (2) employee deductions; (3) employee benefits (including, without limitation, health insurance benefits, life and disability benefits, workers’ compensation benefits, employee savings plan benefits, and other miscellaneous benefits); and (4) reimbursable expenses, in accordance with the Receivership Defendants’ stated policies and in the ordinary course of the Receivership Businesses;

(q) perform under any existing contracts of the Receivership Defendants or to terminate such existing contracts of the Receivership Defendants relating to the Receivership Businesses where the Receiver determines in its reasonable business judgment that such performance will not act to preserve or maintain the value of the Receivership Assets;

(r) maintain or purchase appropriate liability and property damage insurance for the Receivership Assets and the Receivership Businesses from any agent or carrier, of any type reasonably necessary, and to pay any premiums for additional insurance coverage for the Receiver (including, without limitation, an errors and omissions policy and an umbrella policy) in connection with the Receivership Assets and the Receivership Businesses, provided, however, that the Receiver deems, in its reasonable business judgment, the existing insurance for the Receivership Assets and the Receivership Businesses to be insufficient or nonexistent;

(s) pay and disburse to the Receiver a fee for the Receiver’s services (at the standard hourly rates that CohnReznick LLP charges for her services) and reimbursement for any reasonable and necessary costs and expenses that the Receiver incurs on behalf of the Receivership in connection with the performance of the Receiver’s duties and responsibilities hereunder, including, without limitation, the fees and costs of professionals retained by the Receiver, in accordance with the procedures and limitations set forth in Paragraph 7 herein;

(t) maintain detailed accounting records and an itemized accounting of any funds received by or on behalf of the Receiver and operating expenses and other disbursements (including the Receiver’s fees) paid or disbursed by or on behalf of the Receiver, provide such records and reports to KeyBank and iFresh upon reasonable request, and to file records and reports as required under this Order;

(u) receive, open, and dispose of all mail addressed to the Receivership Defendants in connection with the Receivership Businesses, and notify the postal authorities to change the address for delivery of such mail to such address as the Receiver may designate; and take possession of or, if needed, recover all mail or packages addressed to Receivership Defendants in connection with the Receivership Businesses, and the United States Postal Service and equivalent private delivery services (e.g., Federal Express and United Parcel Service) are directed to release all such mail and packages to the Receiver or a designee of the Receiver;

(v) take whatever action is necessary to prepare, appraise, and market the Receivership Assets and the Receivership Businesses for sale and to maximize the value of the Receivership Assets and the Receivership Businesses;

(w) take inventory of all Receivership Assets, including, without limitation, all equipment, inventory, and other personal property wherever located and to identify all person(s) or entities with a security interest or other interest, or who claim to have such an interest, in said property;

(x) if necessary, wind down the corporate affairs of the Receivership Defendants relating to the Receivership Assets and the Receivership Businesses, including, without limitation: (i) preparing and providing W-2 forms to former employees; (ii) if necessary, preparing final state, federal, and local tax returns; (iii) if necessary, finalizing payroll and workers’ compensation filings and records; (iv) storing or abandoning corporate, employee, and other records and files in accordance with applicable law; or (v) such other actions required to wind down any of the Receivership Defendants as corporate entities; that this Order shall not be construed as a requirement for the Receiver to (x) conduct any such wind-down, nor shall the Receiver be liable in connection with any such wind-down, (y) make any filing or statement related to iFresh with any government agency, including but not limited to the United States Securities and Exchange Commission under any securities laws such as the Securities Act of 1933, 15 U.S.C. §§ 77a et. seq., or the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et. seq.; or (z) participate in any governance decisions related to iFresh; and

(y) in connection with any of the foregoing negotiate, make, enter into, amend, modify, supplement, renew, extend, terminate, and enforce such contracts, leases, and other agreements, and perform all other acts, necessary or appropriate for the management, operation, and sale of the Receivership Assets and the Receivership Businesses, including reviewing and, if the Receiver believes they are unfavorable to the Receivership Businesses, terminating any formerly related-party, or insider, transactions.

In exercising its rights, duties, responsibilities, and powers, the Receiver shall act in the exercise of its own independent, reasonably prudent business judgment.

3. Cooperation with Receiver.

(a) The Defendants and each of their respective current and former owners, directors, officers, members, managers, employees, affiliates, successors, assigns, attorneys, accountants, agents, independent contractors, creditors, and other representatives, or any other persons or entities acting in concert or participating with any Defendant, and all those who are under Defendants’ direction or control (collectively, the “Defendant Parties”), are hereby enjoined and directed to fully and immediately cooperate with the Receiver to ensure an orderly transfer of the custody, control, and management of the Receivership Assets, and the operational control of the Receivership Businesses, to the Receiver, including, without limitation, turning over any Receivership Assets in their possession or control to the Receiver and providing the Receiver with any information and documents in their possession or control relevant to the Receivership Assets and/or the Receivership Businesses.

(b) Forthwith upon entry of this Order, to the extent in their possession or control, the Defendant Parties are directed to surrender and deliver to the Receiver:

(i) any and all intellectual property, books, records, contracts, agreements, leases, purchase orders, invoices, checks, checkbooks, bank account statements, ledgers, journals, computer systems (including but not limited to servers, hardware, and software), computer source code and passwords, payroll and personnel files, and other documents of any kind or description, in whatever form they may be maintained (including in any electronic media or paper), related to the Receivership Assets and/or the Receivership Businesses that the Receiver may deem necessary (in the Receiver’s sole discretion) to fulfill the Receiver’s duties and responsibilities pursuant to this Order and applicable law; provided, however, that nothing herein shall prevent iFresh and the Sister Companies from withholding any such material, or portions of such material, that the iFresh Board reasonably believes is unrelated to the Receivership Assets or the Receivership Businesses, provided further that, notwithstanding the foregoing, the Receiver and/or KeyBank may seek an order of this Court, including on an expedited basis provided the Receiver and/or KeyBank makes a showing exigent circumstances, compelling iFresh and/or the Sister Companies to turnover or produce such material, or portions of such material, that the Receiver and/or KeyBank believes is necessary to fulfill the Receiver’s duties and responsibilities pursuant to this Order and applicable law, and iFresh and the Sister Companies have agreed to the adjudication of such a request on an expedited basis;

(ii) any and all cash, bank accounts, and equity interests in the name of any Receivership Defendant or constituting Receivership Assets, plans and specifications concerning the Receivership Businesses, correspondences with employees of, or investors in, the Receivership Defendants discussing the Receivership Businesses, service agreements entered into by any Receivership Defendant or constituting a contractual obligation of the Receivership Businesses, other sums of any kind constituting Receivership Assets, records and other information of the Receivership Assets and/or the Receivership Businesses, and investments, solicitation of investments, insurance, accounts payable and receivable, property taxes, repairs, maintenance, and other matters of the Receivership Assets and/or the Receivership Businesses;

(iii) any and all accounts receivable, earnings, issues, profits, rents, and other revenues of any kind or description hereafter derived from or constituting proceeds of the Receivership Assets and/or the Receivership Businesses; and

(iv) any and all documents necessary to name the Receiver as a primary insured party on any existing liability and property damage insurance coverage applicable to the Receivership Assets and the Receivership Businesses.

(c) The Defendant Parties shall not (i) withhold, sell, assign, collect, remove, transfer, conceal, waste, pledge, encumber, destroy, convert, compromise, release, utilize, convey, disburse, divert, or fail to preserve, or in any way dispose of, any Receivership Assets or any books and records related to the Receivership Businesses, (ii) negotiate, make, enter into, amend, modify, supplement, renew, extend, terminate, or enforce any contracts, leases, or other agreements related to the Receivership Businesses, (iii) perform any operational acts over the Receivership Assets and/or the Receivership Businesses, (iv) exercise control, possession, or dominion over any Receivership Assets or any books and records related to the Receivership Businesses, or (v) impair, restrict, or interfere with, or otherwise engage in acts inconsistent with, the Receiver’s sole authority over the Receivership Assets and the operation of the Receivership Businesses. To the extent that any Defendant Party receives any Receivership Asset after the date hereof, such Defendant Party shall hold such Receivership Asset in trust for the benefit of the Receiver and immediately turnover such Receivership Asset to the Receiver.

(d) Notwithstanding anything to the contrary herein, this Order does not limit the Receiver’s right to seek further relief from the Court to compel the cooperation of any person or entity in furtherance of the Receiver’s duties and responsibilities pursuant to this Order and applicable law.

(e) The Receiver shall provide copies of documents or information it has obtained that are reasonably requested by iFresh.

4. Bank Accounts.

(a) The Receiver is authorized and empowered to establish and maintain bank accounts (the “Receivership Account(s)”) at any FDIC insured bank(s), in the name of “NYMH Receivership Estate”, to be used exclusively for deposits and disbursements of monies and funds collected and received in connection with the Receivership. The Receiver shall be the authorized signatory of the checks drawn on the Receivership Account(s). The Receiver may direct payors, including, without limitation, any parties to any services agreement involving the Receivership Businesses, to deposit funds due and owing to Defendants in such accounts as directed by the Receiver. All bank statements pertaining to the Receivership Account(s) will be mailed directly to the Receiver and shared with KeyBank and iFresh upon reasonable request.

(b) Any and all banks, savings and loan associations, depositories, financial institutions, or other entities, wherever located (collectively, the “Banks”), are authorized and directed to continue to service and administer, without interruption, the existing Accounts of the Receivership Defendants as accounts under the control and supervision of the Receiver, and in their usual and ordinary course, receive, process, and pay any and all checks, drafts, wires, or automated clearing house transfers drawn on the Accounts after the appointment of the Receiver.

(c) Subsequent to the entry of this Order, the Banks at which the Accounts are maintained are prohibited from offsetting, freezing, or otherwise impeding the use or transfer of, or access to, any funds deposited by the Receivership Defendants into the Accounts before or after the appointment of the Receiver without first obtaining either the prior written consent of the Receiver or an order of this Court allowing such action.

5. Insurance. The Receiver shall cause commercially reasonable insurance coverage for the Receivership Assets and the Receivership Businesses to be in place and in full force and effect at all times. The Receiver shall be added to any insurance policies as an additional insured and loss payee, as appropriate. In addition, the Receiver shall be authorized to purchase a policy of insurance to cover the defense and satisfaction of any claim asserted by any person or entity against the Receiver arising out of the Receivership and to pay all related premiums as a cost of administration of the Receivership.

6. Taxes.

(a) Compliance with rules and regulations in connection with income tax reporting and payments of Receivership Assets or Receivership Businesses during the term of the Receivership shall be the obligation of the Receiver. The Receiver may retain professionals to assist with such reporting and the preparation of tax returns for the Receivership Businesses. The foregoing is subject to all protections afforded the Receiver in this order, including without limitations those in Section 7(g).

(b) The Receiver shall provide iFresh with all financial information reasonably available to the Receiver and required by iFresh to satisfy its reporting obligations. For the avoidance of doubt, iFresh shall be permitted to continue its practice of allocating its Shared Costs (as defined below) among the Receivership Defendants following the entry of this Order. “Shared Costs” shall mean out-of-pocket third party costs and expenses actually incurred by iFresh on behalf of the Receivership Defendants related to services provided to or benefiting the Receivership Businesses, including but not limited to costs of insurance, third-party accounting services, reasonable director and officer salaries, and auditor fees, of which the Receiver has actual prior notice. In the event of any dispute over Shared Costs, iFresh, the Receiver, and KeyBank reserve and preserve the right to seek a further order of this Court, including on an expedited basis provided the moving party makes a showing exigent circumstances.

7. Receivership Expenses.

(a) Subject to subparagraph (d) below, the Receiver shall be entitled to compensate itself for its services at the Receiver’s agreed-upon rate(s) for this Receivership, plus reimbursement for all reasonable and necessary out-of-pocket expenses. CohnReznik LLP’s standard rates for the Receiver shall be deemed to be agreed upon.

(b) The Receiver is authorized to retain and engage counsel to advise the Receiver on legal matters that arise during the Receivership and to represent it in any litigation relating to the Receivership Assets and the Receivership Businesses in which it may become a party and, subject to subparagraph (d) below, to compensate such counsel at their agreed-upon rate(s) for such engagement, plus reimbursement for all reasonable and necessary out-of-pocket expenses.

(c) The Receiver is authorized to retain and engage such neutral third-party brokers, appraisers, consultants, and other professionals, which may include for the avoidance of doubt, CohnReznick LLP, as the Receiver may in its sole discretion deem appropriate or desirable to carry out its duties pursuant to this Order and, subject to subparagraph (d) below, to compensate such professionals at such professionals’ agreed-upon rate(s) for such engagement, plus reimbursement for all reasonable and necessary out-of-pocket expenses. The Receiver shall, at least five (5) business days prior to the commencement of any such engagement, provide the Plaintiff and iFresh with written notice thereof, together with any contract or agreement setting forth the terms of such engagement.

(d) For itself, any counsel retained pursuant to subparagraph (b) above, or any professional retained pursuant to subparagraph (c) above, the Receiver shall submit monthly applications (partial or final) to the Clerk of this Court summarizing such persons’ services rendered, proposed compensation, and proposed expense reimbursement for such month and shall serve copies on iFresh and its counsel Carter, Ledyard & Milburn LLP; Plaintiff and its counsel, Reed Smith LLP; and on all other parties entering an appearance in this case. Parties in interest shall serve any objections to any fee applications within seven (7) days of the date of service of the fee application.

(e) Upon receipt of an appropriate fee application from the Receiver or professionals retained by the Receiver, the Court either may approve or set the fee application for hearing not sooner than fourteen (14) days after the filing of the fee application. For avoidance of doubt, if no party in interest objects to the fee application, the Court may enter an order approving the fee request fourteen (14) days after the filing of the application. Any objection to any fee application from the Receiver or professionals retained by the Receiver, if not promptly resolved, will be submitted promptly to the Court for resolution, and the Court’s resolution will be final and binding.

(f) The Receiver for itself, and on behalf of any of its professionals, shall have a first priority lien on and security interest in the Receivership Assets and all other assets and property of the Receivership Defendants, including, without limitation, any proceeds thereof, for reimbursement of fees and expenses of the Receivership permitted to be paid under this Paragraph.

7. In the event that, notwithstanding such first priority lien and security interest, such fees and expenses are not able to be repaid from such assets and property, KeyBank shall pay all such fees and expenses upon termination of the Receivership pursuant to Paragraph 15 hereof.

(g) No expenses or costs of the Receivership incurred by the Receiver shall be a personal obligation of the Receiver, and, notwithstanding anything contained in this Order, the Receiver shall have no obligation to expend funds in excess of the proceeds of the Receivership Assets actually received by the Receiver to pay such costs and expenses.

8. Status Updates and Accounting. The Receiver shall keep the Plaintiff and iFresh reasonably informed of the activities of the Receivership on not less than a weekly basis (unless otherwise agreed to by the Plaintiff and iFresh) through informal reports and shall provide the Plaintiff and iFresh with such other or further information as the Plaintiff or iFresh may reasonably request. Within forty-five (45) days following the Effective Date, the Receiver shall file a report with this Court detailing the activities of the Receivership and all assets collected, money received, and money disbursed, and shall thereafter file similar reports with the Clerk of this Court on no less than a quarterly basis.

9. Budget. As soon as practicable, the Receiver shall (a) develop an estimated thirteen (13)-week cash flow budget for the Receivership (as may be updated, the “Budget”), (b) provide the same to the Plaintiff and iFresh, and (c) endeavor in good faith to conduct the Receivership within its parameters. The Receiver shall update the Budget on a bi-weekly basis by rolling forward estimated cash flow for additional future weeks and comparing actual receipts and expenses to budgeted receipts and expenses for prior weeks and providing variances therefor. The Receiver shall deliver such updated Budget to the Plaintiff and iFresh on the same bi-weekly basis. The Receiver is directed to use best efforts, consistent with the Receiver’s duties herein and reasonably prudent business judgment, to handle this matter as cost-effectively as possible, and shall delegate duties and conserve resources to the extent it is reasonable to do so.

10. Receiver’s Right to Borrow Money. In the event the Receiver determines in its reasonable business judgment that the Receivership Defendants need more cash in order to adequately maintain the operations of the Receivership Businesses and/or reimburse fees and expenses of the Receivership permitted to be paid under Paragraph 7 hereof, the Receiver, on behalf of the Receivership Defendants and the Receivership, is hereby authorized to borrow such funds from KeyBank (a “Receivership Loan”); provided, however, that nothing contain herein shall obligate KeyBank to make any Receivership Loan. Any Receivership Loan shall be memorialized by a Receiver’s Certificate in form and substance reasonably acceptable to KeyBank filed with this Court, shall be deemed to be an advance of a loan under the Revolving Credit Facility, shall be subject to the terms and conditions of all of the Loan Documents, and shall be secured by a first priority lien on and security interest in the Receivership Assets and all other assets and property of the Receivership Defendants (subject only to the lien on and security interest granted to the Receiver under Paragraph 7(f) hereof). No Receivership Loan incurred by the Receiver shall be a personal obligation of the Receiver.

11. Stay and Injunctions. All Defendant Parties, creditors, claimants, bodies politic, parties in interest, and their respective attorneys, agents, employees, and all other persons, firms, and corporations be, and they hereby are, without further order of this Court, jointly and severally enjoined and stayed from commencing or continuing any action at law or suit or proceeding in equity to foreclose any lien or enforce any claim against the Receivership Assets, the books, records, revenues, profits, and related assets of the Receivership Businesses, or against the Receiver in any Court; provided, however, that (a) iFresh may commence actions at law, suits, and proceedings related to causes of action held by iFresh; (b) certain Defendant Parties are presently party to existing actions at law, suits, and proceedings against other Defendant Parties, and all such Defendant Parties may continue such existing actions at law, suits, and proceedings; and (c) certain Defendant Parties may commence additional actions at law, suits, and proceedings against other Defendant Parties, and all such Defendant Parties may continue such additional actions at law, suits, and proceedings, provided that, in each case, such actions at law, suits, and proceedings do not seek relief contrary to the terms of this Order. In furtherance of the foregoing, unless and until further order of this Court which the Defendant Parties may request by filing a motion before this Court, all Defendant Parties are further stayed from executing or issuing or causing the execution or issuance out of any Court of any writ, process, summons, attachment, subpoena, replevin, execution, or other process for the purpose of impounding or taking possession of or interfering with, or enforcing any claim or lien upon any of, the Receivership Assets or the books, records, revenues, profits, and related assets associated with Receivership Businesses, or upon the Receiver, and from doing any act or thing whatsoever to interfere with the Receiver in the discharge of its duties in this proceeding or with the exclusive jurisdiction of this Court over the Receivership Assets and the books, records, revenues, profits, and related assets associated with the Receivership Businesses. The forgoing is without prejudice to the rights of the Receiver to seek an expansion of the stay provided for herein.

12. Penalties for Interference. Any entity or person that willfully interferes with the authority of the Receiver as set forth in this Order or any subsequent order of this Court shall be subject to all appropriate penalties provided for under the laws of the State of Delaware and the United States, and any such conduct may be punishable as a contempt of Court.

13. Limitations on Receiver’s Liability. The Receiver shall have no liability for any condition, latent or patent, existing with respect to the Receivership Assets as of the Effective Date. Further, the Receiver and its partners, directors, officers, employees, agents, or other representatives and professionals retained to assist the Receiver with the performance of its duties shall not be liable for actions taken, actions not taken, or decisions made in performing the duties or responsibilities of the Receiver under this Order except for the gross negligence or willful misconduct of the Receiver or its partners, directors, officers, employees, agents, or other representatives. The Receiver’s liability as a receiver hereunder shall be limited in amount to the value of the Receivership Assets. No partners, directors, officers, employees, agents, or other representatives or professionals of the Receiver shall have any personal liability hereunder. The Receiver shall not be liable for the obligations of Defendants, or that result from the Receivership Businesses, to third parties (i.e., persons or entities not a party to this litigation) including, without limitation: (i) tax liability (sales taxes, payroll taxes, income taxes, or back taxes of any kind); (ii) worker’s compensation and unemployment compensation premiums or other obligations; (iii) wages, benefits, and other compensation due to employees, officers, directors, or agents; and (iv) contract indebtedness to third parties arising prior to the Receiver’s appointment and qualification as the Receiver. The Receiver and its partners, directors, officers, employees, agents, or other representatives and professionals retained to assist the Receiver with the performance of its duties shall be entitled to indemnification out of the Receivership Assets against any losses, liabilities, expenses (including reasonable attorneys’ fees and disbursements), damages, taxes, suits, or claims that they may incur or sustain by reason of being, having been, or being the Receiver or employed by the Receiver, or for performing any functions incidental to such service, except to the extent resulting from the gross negligence or willful misconduct of the Receiver or its partners, directors, officers, employees, agents, or other representatives.

14. Effectiveness. No bond or other security shall be required of the Receiver, and this Order shall be effective immediately. The authority granted to the Receiver hereunder is self-executing. The terms of this Order shall continue in full force and effect unless and until further order of this Court.

15. Termination. The Receiver’s rights and duties with respect to the Receivership Assets and the Receivership and as receiver under this Order shall cease and terminate only upon further Order of this Court, which may be (a) entered with the consent of the Receiver, Plaintiff, and all of the Defendants or (b) requested by filing a motion before this Court: (i) in the case of the Receiver, upon thirty (30) days prior written notice by the Receiver to Plaintiff and Defendants requesting termination of the Receiver; (ii) in the case of Plaintiff, upon thirty (30) days prior written notice by Plaintiff to the Receiver and Defendants requesting termination of the Receiver; and (iii) in the case of Defendants, provided all amounts due to KeyBank have been repaid in full, upon thirty (30) days prior written notice by the Defendants to the Receiver and Plaintiff requesting termination of the Receiver. Prior to termination, the Receiver shall provide Plaintiff and Defendants with a full accounting of all moneys received and payments made. Notwithstanding the foregoing, if, following entry of this Order, the Receiver determines that there are insufficient funds available to make timely payments or remittances that are essential to the continued operation of the Receivership Businesses, including but not limited to employee wages and payroll; payroll, sales or other taxes; or insurance premiums; and the Receiver notifies KeyBank of the same during business hours on a business day, the Receiver may resign effective twenty-four (24) hours after such notice without further Order of this Court, unless KeyBank agrees during such twenty-four (24) hour period to fund such shortfall by making a Receivership Loan within five (5) business days of such notice. At termination, to the extent not transferred as part of a sale of the Receivership Assets, the Receiver shall (i) provide iFresh with copies of, or access to, all information obtained by the Receiver pursuant to this Order, including but not limited to, all documents, contracts, software and passwords, and (ii) transfer all other property, including Accounts and any funds remaining in any Accounts, to the respective Receivership Defendant owning such property.

16. Notice of Order. Pursuant to 28 U.S.C. § 754, within ten (10) days after the Effective Date, the Receiver shall file a copy of Plaintiff’s Complaint and a copy of this Order in the United States District Courts for the States of New York, Connecticut, Florida, Massachusetts, and Texas, and a copy of each such filing with this Court. Upon becoming aware of any other district in which Receivership Assets are located, the Receiver shall promptly file a copy of Plaintiff’s Complaint and a copy of this Order in the United States District Court for such district and a copy of each such filing with this Court. Upon becoming aware that a person or entity may have a potential claim against the Receivership Assets, the Receiver shall promptly give notice of its appointment to such person or entity.

17. Jurisdiction. This Court shall retain jurisdiction with respect to all matters relating to the interpretation or implementation of this Order. In the event of any dispute over the terms of this Order or the implementation thereof, the Receiver or any other entity or person may apply to the Court for resolution of said dispute, which application may be made on an expedited or emergency basis, as appropriate.

18. KeyBank’s Sale Rights. Nothing in this Order modifies, amends, or limits in any way whatsoever the rights of KeyBank under the Loan Documents to approve sales, to credit bid, to receive payment of all proceeds arising from the sale of any or all of the Receivership Assets prior to all other creditors, and to refuse to release its interest in the Receivership Assets.

19. Further Instructions. KeyBank and the Receiver may, from time to time, by noticed motion on shortened time, petition this Court for instructions in pursuance of this Order and further orders this Court may hereafter make.

SO ORDERED this 31st day of August 2022.

/s/ Maryellen Noreika
The Honorable Maryellen Noreika United States District Judge

Exhibit A –

Collateral Under iFresh Pledge Agreement

All of the right, title and interest of iFresh, Inc. in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired: (a) the shares of stock of NYM Holding, Inc. (the “iFresh Pledged Equity”), and the certificates, instruments and agreements, if any, representing the iFresh Pledged Equity, including any securities or other interests, howsoever evidenced or denominated, received by iFresh, Inc. in exchange for or as a dividend or distribution on or otherwise received in respect of the iFresh Pledged Equity; and (b) all Proceeds (as such term is defined in Section 9-102 of the Uniform Commercial Code as in effect from time to time in the State of New York) and products of the foregoing.

Exhibit B –

Collateral Under NYM Pledge Agreement

All of the right, title and interest of NYM Holding, Inc. in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired: (a) the shares of stock of New York Mart 8 Ave., Inc., New York Mart East Broadway Inc., New York Supermarket East Broadway Inc., New York Mart Group Inc., Ming’s Supermarket, Inc., New York Mart Mott St., Inc., New York Mart Roosevelt, Inc., New York Mart Sunrise, Inc., Zen Mkt Quincy, Inc., Strong America Limited, iFresh E. Colonial Inc., iFresh Glen Cove Inc., iFresh Bellaire, Inc., New York Mart Ave U 2nd Inc., New York Mart CT, Inc., and New York Mart N. Miami Inc. (the “NYM Pledged Equity”), and the certificates, instruments and agreements, if any, representing the NYM Pledged Equity, including any securities or other interests, howsoever evidenced or denominated, received by NYM Holding, Inc. in exchange for or as a dividend or distribution on or otherwise received in respect of the NYM Pledged Equity; and (b) all Proceeds (as such term is defined in Section 9-102 of the Uniform Commercial Code as in effect from time to time in the State of New York) and products of the foregoing.

Exhibit C –

Collateral Under Security Agreement

All of the following, whether currently or hereafter existing or created or arising: (a) all assets of NYM Holding Inc., New York Mart 8 Ave., Inc., New York Mart East Broadway Inc., New York Supermarket East Broadway Inc., New York Mart Group Inc., Ming’s Supermarket, Inc., New York Mart Mott St., Inc., New York Mart Roosevelt, Inc., New York Mart Sunrise, Inc., Zen Mkt Quincy, Inc., Strong America Limited, iFresh E. Colonial Inc., iFresh Glen Cove Inc., iFresh Bellaire, Inc., New York Mart Ave U 2nd Inc., New York Mart CT, Inc., and New York Mart N. Miami Inc. (collectively, the “Grantors”), whether now owned or hereafter acquired, and all proceeds of the same, including but not limited to, Equipment (including machinery, vehicles and furniture), Fixtures, Accounts, Deposit Accounts, Inventory, Investment Property, Instruments (including promissory notes), Chattel Paper (including electronic chattel paper), Documents (including documents of title), and General Intangibles (including payment intangibles, trademarks, service marks, trade names, patents, copyrights, licenses and franchises), Money and Supporting Obligations, together with any and all replacements thereof and accessions and additions thereto and including, without limitation: (a) all gross receipts of the Grantors including, but not limited to, all funds, receipts, reimbursements, revenues, income, grants, gifts, bequests and all other monies received or receivable by the Grantors; and (b)(i) all rights of the Grantors in, to and under all licenses, permits, agreements, documents, contracts, instruments, plans, approvals, applications, trade names, insurance policies, equipment leases, purchase and sale agreements, environmental indemnification agreements, property management agreements, asset management agreements, development agreements and other instruments described or existing with respect to any Grantor, and any amendments or modifications thereto, any replacements thereof and any other similar documents or instruments, now in existence or hereafter executed by any Grantor or now in the possession of any Grantor or hereafter obtained by any Grantor (collectively, the “Documents”) and (ii) all rights, powers, privileges, claims, remedies and causes of action of every kind which any Grantor now has or may in the future have with respect to or by reason of its interest in the Documents. The terms “Equipment”, “Fixtures”, “Accounts”, “Deposit Accounts”, “Inventory”, “Investment Property”, “Instruments”, “Chattel Paper”, “General Intangibles”, “Money” “and “Supporting Obligations” shall have the meanings assigned to such terms under the Uniform Commercial Code as in effect from time to time in the State of New York.

Exhibit D –

Collateral Under Mortgage

All of the right, title and interest of NYM Milford LLC (“Mortgagor”), now owned or hereafter acquired, in and to the property known at 804 Boston Post Road, Milford, Connecticut (the “Land”), together with (i) the appurtenances and all the estate and rights of Mortgagor in and to said property; (ii) all buildings and other improvements now or hereafter thereon; (iii) all fixtures and all personal property now or hereafter affixed to the Land or improvements; (iv) all the right, title and interest of Mortgagor in and to all streets, alleys, roads, waterways and public places adjoining said property; (v) all easements and rights of way, now or hereafter used or existing in connection with said property; (vi) all leases, licenses and subleases or any other use or occupancy agreement; (vii) all insurance policies covering said property, and all proceeds to be received under or from such insurance policies, whether by reason of loss or cancellation; (viii) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims, including, without limitation, any proceeds of sale, proceeds of insurance and condemnation awards (including any consequential damages on account thereof); and (ix) all rents, issues, and profits of the aforesaid property.

Exhibit E–

Organizational Chart

Exhibit F –

Accounts

	Company	Banking Institution	Account
1	New York Mart Management Inc.	Amerasia Bank	xxxx4663
		Amerasia Bank	xxxx4639
2	New York Mart Group Inc.	Amerasia Bank	xxxx4485
		Amerasia Bank	xxxx4493
3	Strong America Ltd.	Bank of America	xxxxxxxx6030
		Key Bank	xxxxxxxx2518
		CTBC Bank	xxxxxx2893
		Amerasia Bank	xxxx4531
4	New York Mart Mott St., Inc.	TD Bank	xxxxxx0057
		TD Bank	xxxxxx9423
		Amerasia Bank	xxxx4728
		Amerasia Bank	xxxx5635
5	New York Mart Supermarket East Broadway, Inc.	TD Bank	xxxxxx0049
		Amerasia Bank	xxxx4701
6	New York Mart 8 Ave., Inc.	Amerasia Bank	xxxx4795
		TD Bank	xxxxxx9894
		Industrial and Commercial Bank of China (“ICBC”)	xxxxxx5983
		ICBC	xxxxxx6094
7	New York Mart Ave U 2nd, Inc.	Amerasia Bank	xxxx4779
8	New York Mart Sunrise, Inc.	Amerasia Bank	xxxx0607
		Amerasia Bank	xxxx0921
		Amerasia Bank	xxxx0042
		Amerasia Bank	xxxx0026
9	iFresh Glen Cove Inc.	Amerasia Bank	xxxx4787
10	New York Mart N. Miami Inc.	Amerasia Bank	xxxx0974
		Amerasia Bank	xxxx0796
11	iFresh E Colonial Inc.	TD Bank	xxxxxx0320
		Amerasia Bank	xxxx2124
		Amerasia Bank	xxxx1101
12	New York Mart CT Inc.	TD Bank	xxxxxx7466
13	Ming’s Supermarket Inc.	TD Bank	xxxxxx9878
		Amerasia Bank	xxxx4833
14	New York Mart Roosevelt Inc.	Amerasia Bank	xxxx4361
		Amerasia Bank	xxxx4477
		Amerasia Bank	xxxx4469
15	Zen Mkt Quincy, Inc.	Amerasia Bank	xxxx4868
		TD Bank	xxxx9860
16	NYM Holding Inc.	KeyBank	xxxxxxxx1438